Exhibit 10.1

KIMCO REALTY CORPORATION

3333 New Hyde Park Road

New Hyde Park, New York 11042

June 11, 2015

David B. Henry

Vice Chairman of the Board of Directors
     and Chief Executive Officer

Kimco Realty Corporation

3333 New Hyde Park Road

New Hyde Park, NY  11042

Dear David:

As we discussed, your retirement as Vice Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of Kimco Realty Corporation (the “Company”), and simultaneous resignation from all other offices and positions you may hold with the Company or any of its subsidiaries or affiliates, will occur effective as of 5:00 p.m., Eastern Time, on January 1, 2016 (the “Retirement Date”).  However, following your retirement, the Company wishes to continue to retain your services as a consultant to the Company in the role of senior advisor (“Senior Advisor”) to the Company. The purpose of this letter is to confirm the agreement between you and the Company.

1.

You agree that you will remain CEO of the Company until your retirement on the Retirement Date.  On the Retirement Date, you will cease to serve in any officer, director, trustee, manager, employee or similar position with the Company or any of its subsidiaries, except as otherwise provided in this letter. Your position as Senior Advisor shall commence on the Retirement Date and continue through the second anniversary of the Retirement Date (the “Advisory Period”) at which time your service obligation to the Company will terminate, unless the term of this letter agreement is extended in writing by agreement of the parties.

2.

As Senior Advisor to the Company, you shall be available for consultation and advice to the Company’s management and the Board of Directors and advise the Company on such matters, and perform such services, as it shall, from time to time, request, including, without limitation, those services set forth on Exhibit A.  As a Senior Advisor you shall not exercise or convey any authority (actual, apparent, or otherwise) on behalf of the Company and its subsidiaries, except as otherwise specifically requested by the CEO of the Company.

3.

Except upon the prior written consent of the Company, during the Advisory Period you will not accept any other employment or engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), where such employment or business activity interferes in any material respect with the performance of your duties hereunder or violates the Restrictive Covenants Agreement (as defined below). However, nothing in this letter agreement shall preclude you from (i) engaging, consistent with your duties and responsibilities hereunder, in charitable and/or community affairs, (ii) managing your personal investments, (iii) continuing to serve on the boards of directors on which you presently serve (to the extent such service is not precluded by federal or state law or by conflict of interest by reason of your position with the Company), or (iv) serving, subject to approval of the Company, as a member of the board of directors of other companies and/or provide third party advisory services, and provided that such activities do not interfere with the performance of your duties hereunder or violate the Restrictive Covenants Agreement.

4.

Subject to and in consideration for your continued compliance with the terms of this letter agreement, (i) you shall receive (a) the amount of any 2015 annual performance bonus the Company’s Board of Directors or its authorized committee determines to award you, which will be paid to you in a lump sum at the same time 2015 annual performance bonuses are paid to Company executives generally (but not later than March 15, 2016), and (b) $152,000 per month for a period of 24 months, which amount will be paid periodically in accordance with the Company’s customary payroll practices during the 24 months following the Retirement Date, (ii) consistent with the retirement provisions of the Company’s equity program, your unvested stock options and restricted stock awards (but not unvested performance shares, performance awards or other awards other than stock options and restricted stock awards, all of which shall, for the avoidance of doubt continue to be subject to the terms of the applicable equity award agreements) shall become vested as of the Retirement Date and shall remain exercisable following the Retirement Date in accordance with the terms of the equity award agreements and (iii) your retirement on the Retirement Date represents a Qualifying Termination for purposes of the performance shares granted to you in 2014 and 2015 and as a result such performance shares shall remain eligible to vest in accordance with the terms of the documents governing the performance shares.  Except as otherwise set forth in paragraph 5 of this letter agreement, the amounts payable to you under clauses (i), (ii) and (iii) of the immediately preceding sentence will represent the sole consideration payable by the Company to you for services during the Advisory Period and, following your death, any amounts owed to you under this

Agreement shall continue to be paid to your applicable beneficiaries through the end of the Advisory Period.  Notwithstanding the foregoing, you shall not be entitled to any payments or benefits under this letter agreement and shall not serve as Senior Advisor to the Company if, prior to the Retirement Date, you resign from employment with the Company or you are terminated by the Company for Cause. For this purpose, “Cause” means (a) your conviction of a crime (including conviction on a nolo contendere plea) involving the commission by you of a felony or of a criminal act involving, in the good faith judgment of the Company, fraud, dishonesty, or moral turpitude; (b) your deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (c) your commission of an act of fraud or embezzlement, as determined in accordance with the Company’s normal, internal investigative procedures consistently applied in comparable circumstances; (d) your misconduct or negligence in connection with the business of the Company or an affiliate which has a substantial adverse effect on the Company or the affiliate; (e) your breach of fiduciary duty to the Company or an affiliate; or (f) your violation of any of the Company policies prohibiting harassment or discrimination in the workplace.

5.

You acknowledge and agree that, other than the payments and benefits expressly set forth in this letter agreement or as provided by the documents governing your Company equity awards, after the Retirement Date, you shall not receive any base salary, annual bonus, other cash compensation, long term incentive award, performance shares, options, restricted stock, restricted stock units or other equity awards, expense reimbursement (other than authorized expense reimbursements during the Advisory Period), welfare, retirement, perquisite, fringe benefit, severance or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company.  However, you will be able to elect COBRA continuation coverage in accordance with applicable law and the Company will pay you any unpaid base salary you earned prior to the Retirement Date and, provided that you timely submit any reimbursements requests and associated documentation, any expense reimbursements owed to you as of the Retirement Date pursuant to the Company’s business expense reimbursement policy. Your right to receive installment payments under clause (i) of paragraph 4 of this letter agreement will be treated as a right to receive a series of separate payments for purposes of Section 409A of the Internal Revenue Code (“Section 409A”).  Notwithstanding anything in this letter agreement to the contrary, the compensation payable to you under clause (i) of paragraph 4 of this letter agreement will be payable only upon your “separation from service” (as defined in Section 409A), which is expected to occur on your Retirement Date, and, to the extent delayed commencement of any such compensation is required under Treasury Regulation Section 1.409A-3(i)(2) in order to avoid a prohibited distribution, such compensation will not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your separation from service and (ii) the date of your death.  Upon the first business day following the expiration of the applicable delay period, all payments deferred pursuant to the immediately preceding sentence will be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this letter agreement will be paid as otherwise provided herein.

6.

Your receipt of any payment or benefits under this letter agreement shall be further conditioned on and subject to your (a) execution of the Restrictive Covenants Agreement in substantially the form attached hereto as Exhibit B no later than the Retirement Date, and (b) execution and non-revocation of a Waiver and Release of Claims Agreement in the form attached hereto as Exhibit C within the time period for execution following the Retirement Date set forth in such agreement.  Notwithstanding paragraph 4 to the contrary, the installments payable to you under clause (i) of paragraph 4 of this letter agreement shall commence on the Company’s payroll payment date occurring no later than March 11, 2016 and on or after the date the Waiver and Release of Claims Agreement becomes effective and irrevocable by you (the “First Payment Date”) and any installment that would otherwise have been paid prior to the First Payment Date shall instead be paid on the First Payment Date.

7.

The Company shall have the right to deduct from any payment or benefit hereunder all federal, state and local taxes which are required to be withheld therefrom.

8.

If any provision of this letter agreement shall be declared invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

9.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws rules, and applicable federal law.

10. The terms of this letter agreement are intended by us to be the final expression of our agreement with respect to your separation from employment with us and continued service as a Senior Advisor.

*          *          *

Please confirm your agreement with the foregoing by signing and returning a copy of this letter.

Very truly yours,

KIMCO REALTY CORPORATION

By:	/s/ Milton Cooper
Name: Milton Cooper
Title: Executive Chairman of the Board of Directors

The foregoing is hereby confirmed and agreed:

/s/ David B. Henry

David B. Henry

EXHIBIT A

SERVICES

Senior Advisor Services:

•

Use industry relationships to source acquisition and development opportunities, and use private equity and real estate fund contacts to source Plus business investments

•

Help monetize Canadian investments and harvest Canadian preferred equity kickers

•

Use retailer, ICSC, and NAREIT contacts to assist and source leasing prospects

•

Help identify and find investors for potential future funds

•

Assist the management team in establishing and growing a network of investor / industry relationships

•

If requested, mentor and coach future leaders and high potential employees

•

Document and communicate best practices from other real estate management teams and boards

•

Continue to promote Kimco in all possible forums and industry events

EXHIBIT B

RESTRICTIVE COVENANTS AGREEMENT

In consideration for the receipt of those certain payments and benefits set forth in the letter agreement by and between Kimco Realty Corporation (the “Company”) and David B. Henry (the “Executive”), dated June 11, 2015(the “Letter Agreement”) the Executive agrees to enter into and be bound by the terms and provisions of this Restrictive Covenants Agreement.  Capitalized terms used in this Restrictive Covenants Agreement but not otherwise defined herein shall have the meanings given to such terms in the Letter Agreement.

1.

Non-Compete; Non-Solicitation.  During the period beginning on the Retirement Date and ending on the second anniversary of the Retirement Date (the “Restricted Period”), the Executive shall not, without the consent of the Company (a) in any capacity, solicit for employment, or recommend that another person solicit for employment, any person who is an employee, sales representative or agent of the Company or any subsidiary or affiliate of the Company; (b) on behalf of himself, or any other person, firm or corporation, solicit any of the Company’s or any of its affiliate’s customers, clients, landlords, owners, tenants and business or joint venture partners in a manner that may result in a loss of business for the Company or any of its affiliates or may cause any of such customers, clients, landlords, owners, tenants and business or joint venture partners to terminate or modify its relationship with the Company or any of its affiliates; (c) in any way, directly or indirectly, for himself, or any other person, firm, corporation or entity, divert or take away any of the Company’s or any of its affiliate’s customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners; or (d) directly or indirectly engage in, have any equity interest in, manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the business of the Company.  If the Executive breaches this provision, the Restricted Period for non-solicitation shall not expire until the Executive is out of breach for a period of one (1) year.

2.

Preservation of Confidential Information.  Following the Retirement Date, the Executive shall not use or disclose to any individual or entity any Confidential Information (as defined below) except as authorized in writing by the Company or as required by law or legal process; provided that prior written notice of such required disclosure is provided to the Company and that all reasonable efforts to preserve the confidentiality of such information shall be made.  As used herein, “Confidential Information” shall mean information that (a) is used or potentially useful in the Company’s business, (b) the Company treats as proprietary, private or confidential, and (c) is not generally known to the public.  “Confidential Information” includes, without limitation, information relating to the Company’s products or services; marketing, selling or business or development plans; current or prospective customer, client, landlord, owner and tenant lists and data, trade secrets, call lists, manuals, policies, memoranda, notes, records, technical data, sketches, plans, drawings, formulae, research and development data, sources of supply and material, operating and cost data, financial information and personnel information. “Confidential Information” also includes proprietary and/or confidential information of the Company’s customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise.

3.

Confidentiality and Return of Property.

a.

The executive agrees not to disclose information regarding the negotiation of this Restrictive Covenants Agreement or the Letter Agreement, except to the Executive’s financial advisor, tax advisor, and/or attorneys with whom the Executive chooses to consult regarding the Executive’s consideration of this Agreement.

b.

No later than the end of the Advisory Period, the Executive shall return all of the Company’s property, documents, and/or any Confidential Information in the Executive’s possession or control; provided, however, the Executive shall return any Company-owned automobile on the Retirement Date.

4.

Non-Disparagement.

a.

The Executive covenants and agrees he will not hereafter engage in conduct that involves the making or publishing of written or oral statements or remarks, (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company.

b.

Likewise, the Company affirms that its executive officers will not hereafter engage in conduct that involves the making or publishing of written or oral statements or remarks, (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the Executive.

4.

Interpretation.  In the event that the terms of this Restrictive Covenants Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

5.

Remedies.  The Executive recognizes and acknowledges that a breach of the covenants contained in this Restrictive Covenants Agreement will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained herein, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

6.

Definition of Company.  As used in this Restrictive Covenants Agreement, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

[signature page follows]

Acknowledged and Agreed:

David B. Henry	Date

EXHIBIT C

WAIVER AND RELEASE OF CLAIMS AGREEMENT

David B. Henry (the “Releasor”) on behalf of himself and his spouse and child or children (if any), and his heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever releases and discharges Kimco Realty Corporation, a Maryland corporation (the “Company”), and any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, members, employees, agents, attorneys, advisors, representatives, successors and assigns of such entities, and employee benefit plans in which the Releasor is or has been a participant by virtue of his employment with the Company (collectively, the “Releasees”), from, and covenants not to sue any of the Releasees with respect to, any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Releasor has or may have had against such Releasees or any of them arising out of, resulting from, relating to, based upon or otherwise in connection with, in whole or in part, any events or circumstances arising or occurring on or prior to the date this Waiver and Release of Claims Agreement (the “Release”) is executed, including, without limitation, any and all Claims directly or indirectly arising out of, relating to or in any other way involving in any manner whatsoever (a) the Releasor’s employment with the Company or its subsidiaries or the termination thereof, and (b) any and all Claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar state or local statutes, ordinances, and regulations.  This Release does not release claims that cannot be released as a matter of law, including, but not limited to, Releasor’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Releasor’s release of Claims herein bars Releasor from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Releasor’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Releasor’s rights under applicable law, Releasor’s rights to equity securities of the Company, which will be governed by the applicable governing documents, Releasor’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law or any claims for breach of the letter agreement by and between the Company and Releasor, dated June 11, 2015.

The Releasor understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA).  The Releasor understands and warrants that he has been given a period of 21 days to review and consider this release.  The Releasor further warrants that he understands that he may use as much or all of his 21-day period as he wishes before signing, and warrants that he has done so.  The Releasor further warrants that he understands that, with respect to the release of age discrimination claims only, he/ has a period of seven days after executing on the second signature line below to revoke the release of age discrimination claims by notice in writing to the Company.

The Releasor is hereby advised to consult with an attorney prior to executing this Release.  By his signature below, the Releasor warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release.

ACKNOWLEDGEMENT (AS TO ALL CLAIMS OTHER THAN AGE DISCRIMINATION CLAIMS)

The undersigned, having had full opportunity to review this Release with counsel of his choosing, signifies his agreement to the terms of this Release (other than as it relates to age discrimination claims) by his signature below.

David B. Henry	Date

ACKNOWLEDGEMENT (AGE DISCRIMINATION CLAIMS)

The undersigned, having had full opportunity to review this release with counsel of his choosing, signifies his agreement to the terms of this release (as it relates to age discrimination claims) by his signature below.

David B. Henry	Date